Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
 The Herzfeld Caribbean Basin Fund, Inc.:

We consent to the use of our report with respect to The Herzfeld Caribbean Basin Fund, Inc., dated August 20, 2014, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus.

/s/ KPMG LLP
Columbus, Ohio
 May 21, 2015